UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 31, 2013

PROVIDENT FINANCIAL SERVICES, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-31566	42-1547151
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

239 Washington Street, Jersey City, New Jersey	07302
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

                (d)  Election of Director.  On January 31, 2013, the Board of Directors (the “Board”) of Provident Financial Services, Inc. (the “Company”), pursuant to the Bylaws of the Company, increased the size of the Board from eleven to twelve members and appointed Matthew K. Harding to the Board.  Mr. Harding has also been appointed to the Board of Directors of The Provident Bank, the Company’s wholly owned subsidiary.  The Company issued a news release on February 5, 2013 to announce the appointment of Mr. Harding to the Board.  The full text of the news release is attached as an Exhibit to this Current Report on Form 8-K.

(e)   2013 Cash Incentive Compensation Plan.  On January 31, 2013, the Company’s Board of Directors, on the recommendation of its Compensation Committee, approved an annual performance-based incentive plan for the payment of incentive cash compensation to certain officers and employees of The Provident Bank, the Company’s wholly owned savings bank subsidiary (the “Plan”), including senior executive officers.  The Plan provides for cash incentive payments based primarily on the Company’s 2013 financial performance compared with certain targets (the “Corporate Targets”).  Incentive Payments based on the Company’s 2013 financial performance may be made if the Company meets or exceeds 95% of any of the Corporate Targets (“Threshold”).

For senior executive officers (including the Chairman, President and Chief Executive Officer and the Chief Financial Officer), 100% of the incentive payment that may be made under the Plan will be based on the Company’s 2013 performance using the following Corporate Targets that relate to the Company’s business plan and strategic objectives: (i) earnings per share (weighted 25%); (ii) net income (weighted 25%); (iii) efficiency ratio (weighted 25%); and (iv) return on average assets (weighted 25%).

For other officers and employees eligible to participate in the Plan, a portion of the incentive payment that may be made under the Plan will be based on the Company’s 2013 performance using the same Corporate Targets.  A portion of the incentive payment will also be based on individual performance against personal goals and objectives, and may be paid whether or not Corporate Targets have been met.

Incentive payments will be a percentage of the employee’s base salary.  Using estimated 2013 base salary levels and the current number of employees that could participate in the Plan (475 persons), the total cash incentive payments that may be made for 2013 would range from approximately $3.9 million at the Threshold level up to $13.0 million at the Maximum level.

Item 9.01.                      Financial Statements and Exhibits

(a)	Financial Statements of Business Acquired. Not applicable.

(b)	Pro Forma Financial Information. Not applicable.

(c)	Shell Company Transactions. Not applicable.

(d)	Exhibits.

Exhibit No. 99.1	Description News release dated February 5, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PROVIDENT FINANCIAL SERVICES, INC.
DATE: February 5, 2013	By:	/s/ Christopher Martin
Christopher Martin
Chairman, President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No. 99.1	Description News release dated February 5, 2013